Exhibit 10.3
CERTAIN INFORMATION, MARKED BY BRACKETS AND ASTERISKS [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

RNA FOUNDATION MODEL LICENSE AGREEMENT
This RNA Foundation Model License Agreement (this “Agreement”) is entered into as of September 15, 2026 (the “Effective Date”) by and between Recursion Pharmaceuticals, Inc., a Delaware corporation with a primary place of business address of 41 South Rio Grande Street, Salt Lake City, UT 84101 (“Recursion”), and Tempus AI, Inc., a Delaware corporation having a primary place of business address of 600 West Chicago Ave., Suite 510, Chicago, IL 60654 (“Tempus”). Recursion and Tempus individually are referred to as a “Party” to this Agreement and are collectively referred to as the “Parties.”
RECITALS
WHEREAS, Recursion has developed a proprietary foundational RNA sequencing model known as “TxFM”;
WHEREAS, Tempus desires to obtain a license to such foundational model for its internal business purposes in accordance with the terms of this Agreement;
WHEREAS, as partial consideration for such license, Tempus will provide Recursion with access to clinically annotated digital pathology records in accordance with the terms of this Agreement; and
WHEREAS, the Parties wish to set forth the terms of such license and data exchange.
NOW, THEREFORE, subject to the terms and conditions set forth herein and in consideration of the foregoing and all mutual covenants and premises contained in this Agreement, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, will have the respective meanings set forth below.
1.1“Affiliate” means a legal entity that controls, is controlled by, or is under common control with, a Party, where “control” means possession, directly or indirectly, of the power to direct the management or policies of such entity, whether through the ownership of voting securities, by contract, or otherwise. Pathos is not currently an Affiliate of Tempus, and notwithstanding the foregoing definition, will not under any circumstances be considered an Affiliate of Tempus under this Agreement.
1.2“Applicable Law” means all applicable provisions of any supranational, national, regional, state, provincial, federal, or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, injunction, judgment, decree, ruling, regulatory guideline, or other similar requirement enacted, adopted, promulgated, or applied by a Governmental Authority, major national securities exchange, or major securities listing organization, that may be in effect from time to time.
1.3“Business Day” means a day other than (a) a Saturday or Sunday or (b) a bank or other public holiday in Salt Lake City or New York, United States.
1.4“Change of Control” means, with respect to a Person, from and after the Effective Date, a transaction involving such Person in which (a) any Person or group of Persons becomes the beneficial owner, directly or indirectly, of more than fifty percent of the voting shares of such Person, (b) such Person consolidates with or merges into or with another Person pursuant to a transaction in which more than fifty percent of the voting shares of the acquiring or resulting entity outstanding immediately after such consolidation or merger is not held by the holders of the outstanding voting shares of such Person immediately preceding such consolidation or merger, or (c) such Person sells or transfers to another Person all or substantially all of its assets. Notwithstanding the foregoing, the following will not constitute a Change of Control: (i) a sale of capital stock to underwriters in an underwritten public offering of a Party’s capital stock solely for the purpose of financing, (ii) the acquisition of securities of such Person in a transaction or series of related transactions the primary purpose of which is to obtain financing for such Person through the issuance of equity securities, or (iii) a transaction solely to change the domicile of a Party.
1.5“Confidential Information” is defined in Section 6.1 (Nondisclosure Obligation).
1.6“Data Privacy Laws” shall mean all Applicable Law pertaining to the privacy, security, protection, collection, use, processing, de-identification, or disclosure of personal data, personal information, or protected health information in any applicable jurisdiction (including, by way of example only, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated thereunder, the General Data Protection Regulation (Regulation (EU) 2016/679), and the California Consumer Privacy Act, Cal. Civ. Code § 1798.100 et seq., as amended by the California Privacy Rights Act).
1.7“Effective Date” is defined in the preamble to this Agreement.
1.8“Field” means oncology.
1.9“Governmental Authority” means any multinational, federal, state, local, municipal, or other government authority of any nature, including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, or other tribunal, as well as any securities exchange or securities exchange authority.
1.10“H&E Record” means a digitized whole-slide Hematoxylin and Eosin (H&E) pathology record with linked de-identified patient clinical data that satisfies the specifications and attributes described in Exhibit A (H&E Record Features).
1.11“Intellectual Property Rights” means all intellectual property rights of every kind, whether now known or hereafter existing, including (a) patents and patent applications, (b) copyrights, mask work rights, and other rights in works of authorship, (c) rights in trade secrets, Know-How, and other Confidential Information, (d) trademarks, service marks, trade names, and trade dress, together with the goodwill associated therewith, (e)

rights of publicity and privacy, (f) database and data rights, (g) rights in Software and other technology, (h) all rights in registrations and applications for registration of any of the foregoing, and (i) all other intellectual property rights arising under the laws of any jurisdiction throughout the world.
1.12“Know-How” means all data, Software, know-how, methods (including methods of use), practices, results, techniques, technology, and trade secrets, including analytical methods, formulae, processes, reports, research tools, standard operating procedures, and techniques, in each case whether patentable or not, and tangible manifestations thereof.
1.13“Licensed Purpose” means (a) [***].
1.14“Party” is defined in the preamble to this Agreement.
1.15“Pathos” means Pathos AI, Inc. or any of its Affiliates.
1.16“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Governmental Authority, or other entity not specifically listed herein.
1.17“Recursion TxFM IP” means all Intellectual Property Rights owned or controlled by Recursion or its Affiliates in and to the TxFM Model as of the Effective Date.
1.18“Restricted Purpose” means any of the following uses of the TxFM Model (including the TxFM Materials) or the Tempus Improvements by Tempus:
(a)[***];
(b)providing, delivering, distributing, disclosing, sublicensing, or otherwise making accessible to any Third Party (whether directly or indirectly, and whether or not for consideration) the TxFM Model or any Tempus Improvements, or any portion thereof in any form;
(c)using, offering, distributing, licensing, or otherwise commercially exploiting the TxFM Model or any Tempus Improvements (or any component thereof) on a standalone basis or otherwise outside of the Licensed Purpose within the Field;
(d)reverse engineering, decompiling, disassembling, or otherwise attempting to derive or reconstruct (i) the source code, training data, pre-training methodology, or proprietary algorithms underlying the TxFM Model or (ii) Recursion’s Confidential Information embedded in the TxFM Model, in each case, other than through the authorized fine-tuning, modification, and creation of Tempus Improvements expressly permitted under this Agreement;
(e)taking any action designed to circumvent, or having the effect of circumventing, any of the restrictions set forth in clauses (a) through (d)

above, including structuring any arrangement, technical architecture, or contractual relationship with intent or effect of providing a Third Party with the functional equivalent of access to, or use of, the TxFM Model or any Tempus Improvements; and
(f)any use of the TxFM Model or Tempus Improvements outside of the Licensed Purpose in the Field.
1.19“Software” means (a) computer programs, including all algorithms, subroutines, models, and methodologies embodied therein, whether in source code, an interpreted language, object code, or other format and including executables, firmware, and other components thereof, and (b) dependencies, tools, and related components, such as assemblers, applets, compilers, application programming interfaces, libraries, development tools, design tools, debugging tools, and user interfaces.
1.20“Tempus Data” means any data, datasets, or training data owned or controlled by Tempus (but excluding any such data owned or controlled by Pathos) for the Licensed Purpose within the Field.
1.21“Tempus Improvements” means [***]. Tempus Improvements exclude algorithmic improvements, architecture improvements, fine-tuning curriculums, training methodologies, and other methods or Know-How developed by or on behalf of Tempus through use of the TxFM Model, in each case that are separable from and do not incorporate or contain any of the items listed in the first sentence of this definition (“Tempus Method Improvements”). Tempus Improvements and Tempus Method Improvements do not include any Recursion TxFM IP, TxFM Materials or the TxFM Model itself.
1.22“Term” is defined in Section 7.1 (Term).
1.23“Territory” means worldwide.
1.24“Third Party” means an entity other than (a) Tempus or its Affiliates or (b) Recursion or its Affiliates.
1.25“TxFM Materials” means, [***].
1.26“TxFM Model” or “Model” means, collectively, Recursion’s proprietary foundational model known as TxFM and the underlying TxFM Materials, including the algorithms, architecture, and all elements thereof, in each case, in the forms they exist on the Effective Date.

ARTICLE 2
DELIVERY; LICENSE GRANTS
2.1Delivery of Model and Materials. Within thirty days following the Effective Date, Recursion shall deliver to Tempus a copy of the TxFM Model and any relevant TxFM Materials [***].
2.2License Grant to Tempus. Subject to the terms and conditions of this Agreement, Recursion hereby grants to Tempus and its Affiliates a non-exclusive, non-sublicensable, non-transferable (except as set forth in Section 10.7 (Assignment)), royalty-free (subject to the payment and H&E Records consideration in ARTICLE 3 (Consideration)) and worldwide license under Recursion TxFM IP solely to the extent necessary for Tempus to engage in the Licensed Purpose.
2.3No Use by Third Parties. For clarity, the foregoing license in Section 2.2 (License Grant to Tempus) is personal to Tempus and its Affiliates, and Tempus shall not (a) grant any other Person (or permit any Person to receive) direct access to the TxFM Model or Tempus Improvements, (b) grant any sublicense under the TxFM Model or Tempus Improvements, or (c) use the TxFM Model or Tempus Improvements outside the Licensed Purpose. In addition, Tempus shall not, and shall not permit any other Person (including any Affiliate of Tempus) to, engage in any Restricted Purpose.
2.4Unblocking Non-Exclusive License Grant to Recursion. Tempus grants Recursion and its Affiliates a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, fully paid-up license, with the right to sublicense through multiple tiers, under all Intellectual Property Rights owned or controlled by Tempus in any Tempus Improvements and Tempus Method Improvements for any purpose. For clarity, this license is for unblocking purposes only, and Tempus is not obligated to disclose or deliver to Recursion any Tempus Improvements or Tempus Method Improvements.
2.5No Implied Licenses. Except as specifically set forth in this Agreement, neither Party will acquire any license or other interest, by implication, estoppel, or otherwise, in any Intellectual Property Rights owned or controlled by the other Party or its Affiliates.
2.6Retained Rights. Recursion and its Affiliates retain all rights in and to the Recursion TxFM IP not expressly granted to Tempus under this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement restricts Recursion’s right to use, license, or commercialize the TxFM Model or any other Recursion TxFM IP for any purpose, in any field (including the Field), or with any Third Party.
2.7Affiliate and Third-Party Firewall. Tempus shall implement and maintain appropriate administrative, physical, technical and organizational measures to prevent any access to, use of, or disclosure of the TxFM Model (and any derivative thereof, including any Tempus Improvement) by any Third Party.

2.8Performance by Affiliates. Tempus’s Affiliates may exercise the rights granted to Tempus under this Agreement on Tempus’s behalf and subject to and in accordance with the terms and conditions of this Agreement; provided that (a) Tempus shall remain directly and primarily liable for any act or omission of any such Affiliate that would constitute a breach of this Agreement as if such act or omission had been performed or failed to be performed by Tempus, and (b) any such exercise by an Affiliate shall not expand the scope of the licenses or rights granted under this Agreement beyond those granted to Tempus hereunder, and (c) Tempus shall cause each such Affiliate to comply with all applicable terms, conditions, and restrictions of this Agreement.
ARTICLE 3
CONSIDERATION
3.1License Fee. As consideration for the license granted in Section 2.2 (License Grant to Tempus), Tempus shall pay Recursion a non-refundable total license fee of $12,000,000 (the “License Fee”), payable in two installments as follows: (a) $6,000,000 shall become due and invoiceable upon execution of this Agreement; and (b) $6,000,000 shall become due and invoiceable on the first anniversary of the Effective Date. Each installment shall be paid by Tempus within forty-five days following receipt of Recursion’s invoice.
3.2H&E Records Consideration. As additional consideration for the license granted in Section 2.2 (License Grant to Tempus), Tempus shall provide Recursion with access and a license to [***] H&E Records during the Term, in accordance with the terms set forth in Exhibit B (H&E Records Delivery Terms).
3.3Taxes. Recursion will be liable for all income and other taxes, including interest (“Taxes”), imposed upon any payment received under this Agreement (each, an “Agreement Payment”). If Applicable Law requires the withholding of Taxes, Tempus will make such withholding payments and will subtract the amount thereof from the Agreement Payment and promptly remit such amount to the applicable tax authority. To the extent a reduced rate of withholding tax or exemption is available under an applicable double taxation agreement, the Parties shall use reasonable efforts to obtain such benefit. Recursion shall, in a timely manner, provide to Tempus all forms, certificates, and other documentation, including a valid certificate of tax residence and any required declarations or tax forms, necessary for Tempus to apply for any available treaty relief or reduced withholding tax rate. Tempus will submit to Recursion appropriate proof of payment of the withheld Taxes and the official receipts within a reasonable period of time.
ARTICLE 4
INTELLECTUAL PROPERTY
4.1Recursion TxFM IP. As between the Parties, Recursion retains all rights, title, and interests in and to the Recursion TxFM IP.

4.2Tempus Improvements. As between the Parties, Tempus shall own all right, title, and interest in and to any Tempus Improvements and Tempus Method Improvements; provided that, (a) Tempus may only use the Tempus Improvements for the Licensed Purpose and shall not use any Tempus Improvement for any Restricted Purpose, and (b) upon expiration or termination of this Agreement, Tempus will delete any Tempus Improvements in accordance with Section 7.3.4 (Effect of Termination).
4.3Independent Development. Nothing in this Agreement shall be construed to prevent or restrict Recursion from independently developing, or having developed, improvements, modifications, or derivative works of the TxFM Model or similar models, whether or not similar to any Tempus Improvements or Tempus Method Improvements.
4.4Patents. Tempus may file patent applications on the Tempus Improvements and Tempus Method Improvements; provided, however, that (a) Tempus shall not file any patent application that would disclose any Confidential Information of Recursion or any information from which the architecture, weights, training methodology, or operational characteristics of the TxFM Model could be derived or reverse-engineered and (b) Tempus shall provide Recursion with a copy of any such patent application that includes a Tempus Improvement at least forty-five days prior to filing solely for Recursion’s use to review the contents of such application for any such disclosure, and for no other use.
4.5Infringement by Third Parties. If Tempus becomes aware of any actual or suspected Third Party infringement, misappropriation or other violation of any Recursion TxFM IP embodied in the TxFM Model (“Infringement Matter”), Tempus shall promptly notify Recursion in writing (along with any documentation or evidence of such infringement, misappropriation or violation). Recursion shall have the sole right, but not the obligation, to respond to such Infringement Matter, and Tempus shall reasonably cooperate with Recursion in any such response or enforcement action upon Recursion’s request and at Recursion’s expense.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
5.1Representations and Warranties of Each Party. Each Party represents and warrants to the other Party as of the Effective Date that:
5.1.1such Party is duly incorporated and validly existing under the laws of the state or jurisdiction of its incorporation and has full corporate right, power, and authority to enter into this Agreement and perform its obligations hereunder;
5.1.2such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement has been duly executed and constitutes a valid and legally binding obligation of such Party, enforceable in accordance with its terms, subject to applicable bankruptcy and similar laws;

5.1.3the execution, delivery, and performance by such Party of this Agreement will not (a) violate any Applicable Law, judgment, order, decree, or organizational document applicable to such Party or (b) constitute a material violation or breach of any material contract or instrument to which such Party is a party.
5.2Recursion Representations and Warranties. Recursion represents and warrants to Tempus as of the Effective Date that Recursion has all right, power, and authority to grant all rights, title, and interests in and to the licenses granted or purported to be granted to Tempus under this Agreement.
5.3Disclaimers.
5.3.1EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT), INCLUDING ANY WARRANTY OF VALIDITY OR ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, AND NON-INFRINGEMENT OF ANY THIRD-PARTY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT. WITHOUT LIMITING THE FOREGOING, RECURSION HEREBY DISCLAIMS ANY WARRANTY (A) THAT USE OF THE TXFM MODEL WILL MEET TEMPUS’S REQUIREMENTS OR BE ERROR-FREE, BUG-FREE OR UNINTERRUPTED, AND (B) REGARDING THE QUALITY, ACCURACY, TIMELINESS, TRUTHFULNESS, COMPLETENESS OR RELIABILITY OF THE SERVICES.
5.3.2WITHOUT LIMITING THE FOREGOING, TEMPUS ACKNOWLEDGES AND AGREES THAT: (A) THE TXFM MODEL USES EXPERIMENTAL TECHNOLOGY LIKE GENERATIVE ARTIFICIAL INTELLIGENCE AND MACHINE LEARNING ALGORITHMS, AND MAY SOMETIMES PROVIDE INACCURATE OR OFFENSIVE CONTENT THAT MAY NOT REPRESENT RECURSION’S VIEWS; (B) THE OUTPUTS GENERATED BY THE TXFM MODEL MAY NOT BE PROTECTABLE UNDER INTELLECTUAL PROPERTY LAWS; (C) THE OUTPUTS GENERATED BY THE TXFM MODEL MAY NOT BE UNIQUE, AND THE TXFM MODEL MAY GENERATE THE SAME OR SIMILAR OUTPUT FOR OTHER USERS OF THE TXFM MODEL, AND RECURSION SHALL BE FREE TO PROVIDE THE TXFM MODEL TO OTHER USERS REGARDLESS OF ANY SIMILARITIES; AND (D) RECURSION HEREBY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE OWNERSHIP OR PROTECTABILITY OF, OR APPLICABILITY OF INTELLECTUAL PROPERTY RIGHTS TO, ANY OUTPUTS GENERATED

BY THE TXFM MODEL. TEMPUS’S USE OF OR RELIANCE ON ANY OUTPUTS GENERATED BY THE TXFM MODEL IS AT ITS OWN RISK, AND RECURSION IS NOT LIABLE FOR ANY LOSS OR DAMAGES ARISING FROM THE USE OF OR RELIANCE ON SUCH OUTPUTS.
ARTICLE 6
CONFIDENTIALITY
6.1Nondisclosure Obligation. The term “Confidential Information” means all data, Know-How and other information disclosed or made available by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) hereunder. For purposes of this Agreement, the TxFM Model and the TxFM Materials are the Confidential Information of Recursion, and H&E Records are the Confidential Information of Tempus. Each Receiving Party will: (a) maintain in confidence Confidential Information of the other Party using not less than the efforts that such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of efforts; (b) not disclose such Confidential Information to any Third Party without first obtaining the prior written consent of the Disclosing Party, except for disclosures expressly permitted pursuant to this ARTICLE 6 (Confidentiality); and (c) not use such Confidential Information for any purpose except those permitted under this Agreement, including the exercise of the Receiving Party’s rights and performance of the Receiving Party’s obligations hereunder. The obligations of confidentiality and non-use under this ARTICLE 6 (Confidentiality) will be in full force and effect from the Effective Date until seven (7) years following the termination of this Agreement. Notwithstanding the foregoing, with respect to any Confidential Information that constitutes a trade secret under Applicable Law (including the TxFM Model and the TxFM Materials), the obligations of confidentiality and non-use under this ARTICLE 6 (Confidentiality) shall continue for so long as such information remains a trade secret. The existence and terms of this Agreement are deemed to be the Confidential Information of both Parties.
6.2Exceptions.
6.2.1Section 6.1 (Nondisclosure Obligation) will not apply with respect to any portion of the Confidential Information of the Disclosing Party to the extent that such Confidential Information:
(a)is already known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;
(b)is in the public domain before its receipt from the Disclosing Party, or thereafter enters the public domain through no breach of the Receiving Party of this Agreement;

(c)is subsequently disclosed to the Receiving Party by a Third Party who is not under an obligation of confidentiality to the Disclosing Party with respect to such information; or
(d)is developed by the Receiving Party independently of the information received from the Disclosing Party, as documented by the Receiving Party’s business records;
provided that, any combination of features or disclosures will not be deemed to fall within the foregoing exceptions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.
6.2.2If a Party is required by Applicable Law (including the rules and regulations of the U.S. Securities and Exchange Commission or any national securities exchange in any jurisdiction in the Territory) or judicial or administrative process (including a request for discovery received in an arbitration or litigation proceeding) to disclose Confidential Information that is subject to Section 6.1 (Nondisclosure Obligation), such Party will, to the extent legally permissible and reasonably practicable, promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed as required by Applicable Law (including the rules and regulations of the U.S. Securities and Exchange Commission or any national securities exchange in any jurisdiction in the Territory) or any judicial or administrative process will remain otherwise subject to the confidentiality and non-use provisions of Section 6.1 (Nondisclosure Obligation), and the Party disclosing such Confidential Information will use commercially reasonable efforts to ensure the continued confidential treatment of such Confidential Information.
6.3Disclosure. Notwithstanding Section 6.1 (Nondisclosure Obligation), the Receiving Party may disclose Confidential Information belonging to the Disclosing Party as follows:
6.3.1to any of such Party’s officers, employees, consultants, agents, or Affiliates who need to know such Confidential Information to exercise the rights of such Party under this Agreement;
6.3.2in the case of either Party, the terms of this Agreement to such Party’s actual or potential acquirers and investors solely in connection with due diligence activities by such acquirers, investors or lenders; and
6.3.3disclosure to its advisors (including attorneys and accountants) in connection with activities under this Agreement;

provided that prior to any such disclosure pursuant to this Section 6.3 (Disclosure), each such disclosee is bound by written obligations of confidentiality, non-disclosure and non-use no less restrictive than the obligations set forth in Section 6.1 (Nondisclosure Obligation), or, in the case of Section 6.3.2 (Disclosure), conditions of confidentiality, non-disclosure and non-use that are reasonable under the circumstances, to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement, and the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information from such Receiving Party pursuant to this Section 6.3 (Disclosure) to treat such Confidential Information as required under this ARTICLE 6 (Confidentiality).
6.4Return of Confidential Information. Upon the expiration or termination of this Agreement, the Receiving Party will return to the Disclosing Party (or, as directed by the Disclosing Party, destroy (and certify the destruction thereof)) all Confidential Information of Disclosing Party that is in Receiving Party’s possession or control (other than any Confidential Information required to continue to exercise a Party’s rights that survive termination of this Agreement), provided, however, that copies may be retained and stored solely (a) to comply with Applicable Law, and (b) for the purpose of determining the respective Party’s obligations under this Agreement, subject to the confidentiality and non-use obligation under this Agreement, including this ARTICLE 6 (Confidentiality). In addition, the Receiving Party will not be required to return or destroy Confidential Information contained in any computer system back-up records made in the ordinary course of business; provided that any such retained Confidential Information will remain subject to the non-use and non-disclosure obligations of this Agreement. The retention right described in the immediately preceding sentence will not apply to H&E Records.
ARTICLE 7
TERM AND TERMINATION
7.1Term. This Agreement will be effective as of the Effective Date and will continue in full force and effect for two years from the Effective Date, unless terminated earlier in accordance with this ARTICLE 7 (Term and Termination) (the “Term”).
7.2Termination for Cause.
7.2.1Termination for Material Breach. Either Party may terminate this Agreement in its entirety upon written notice to the other Party if the other Party materially breaches this Agreement and fails to cure such breach within thirty days after receiving written notice requesting cure of the breach.
7.2.2Termination for Insolvency. Either Party may terminate this Agreement in its entirety upon written notice to the other Party if, at any time, (a) the other Party files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency, for reorganization, for an arrangement, or for the appointment of a receiver or trustee of that Party or of its assets, (b) the other Party proposes a written agreement of composition or extension of its debts, (c) the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within sixty days after the filing thereof, (d) the other Party proposes or is a party to any dissolution or liquidation, or (e) the other Party makes an assignment for the benefit of its creditors.
7.3Effect of Termination. Upon termination or expiration of this Agreement:
7.3.1All payment obligations accrued but not yet paid shall become due and payable immediately;
7.3.2the license granted to Tempus under Section 2.2 (License Grant to Tempus) shall terminate;
7.3.3The license granted to Recursion under Section 2.a (H&E Records License) of Exhibit B (H&E Records Delivery Terms) shall terminate;
7.3.4Tempus shall, within ten Business Days of such termination or expiration, delete the TxFM Model, all TxFM Materials, all Tempus Improvements, [***]and certify such deletion in writing to Recursion promptly upon completion; provided that, Tempus may retain any Tempus Method Improvement but subject to the limitations in Section 4.2 (Tempus Improvements);
7.3.5Recursion shall, within ten Business Days of such termination or expiration, delete all H&E Records and certify such deletion in writing to Tempus promptly upon completion; and
7.3.6each Party will return all other Confidential Information of the other Party to the extent required under and in accordance with Section 6.4 (Return of Confidential Information).
7.4Survival. Expiration or termination of this Agreement will not relieve either Party of any obligation accruing before such expiration or termination and will be without prejudice to accrued rights or remedies. The following provisions, as well as any other provisions that by their nature are intended to survive, will survive: Section 2.4 (Unblocking Non-Exclusive License Grant to Recursion), Section 4.1 (Recursion TxFM IP), Section 4.2 (Tempus Improvements) but solely with respect to the Tempus Method Improvements, Section 4.3 (Independent Development), Section 4.4 (Patents), Section 4.5 (Infringement by Third Parties) but solely with respect to Infringement Matters that occurred during the Term, ARTICLE 6 (Confidentiality), Section 7.3 (Effect of Termination), ARTICLE 8 (Indemnification, Limitation of Liability), ARTICLE 9 (Audit Rights) but solely for the term set forth therein, ARTICLE 10 (Miscellaneous), and Section 2.b (End User Generated Results) of Exhibit B (H&E Records Delivery Terms).

7.5Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, and will otherwise be deemed to be, for all purposes of Section 365(n) of Title 11 of the U.S. Bankruptcy Code (“Title 11”), licenses of rights to “intellectual property” as defined in Section 101 of Title 11. Each Party, as a licensee of intellectual property under this Agreement, will retain and may fully exercise all of its rights and elections under Title 11 for so long as such Party continues to perform its obligations under this Agreement. In the event that a case under Title 11 is commenced by or against either Party (the “Bankrupt Party”), the other Party (the “Non-Bankrupt Party”) will have all of the rights set forth in Section 365(n) of Title 11 to the maximum extent permitted thereby. If this Agreement or any license hereunder is rejected by the Bankrupt Party in any bankruptcy proceeding under Title 11, the Non-Bankrupt Party may elect to retain its rights under the licenses granted hereunder (including as provided in Section 365(n) of Title 11) and, upon the Non-Bankrupt Party’s written request, the Bankrupt Party (or its trustee or representative) shall (a) provide to the Non-Bankrupt Party a complete duplicate of, or complete access to, any such intellectual property and all embodiments thereof, and (b) not interfere with the Non-Bankrupt Party’s exercise of its rights to such intellectual property. The term “embodiments” of intellectual property includes all tangible, intangible, electronic, or other embodiments of rights and licenses hereunder, including all products embodying intellectual property and technology. All rights of the Parties under this Section 7.5 (Rights in Bankruptcy) and under Section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that each Party may have under this Agreement, Title 11, and any other Applicable Law.
ARTICLE 8
INDEMNIFICATION, LIMITATION OF LIABILITY
8.1Indemnification by Recursion. Recursion shall indemnify, defend, and hold harmless Tempus and its directors, officers, employees, and agents (collectively, “Tempus Indemnitees”), from and against all losses, liabilities, damages, and expenses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), to the extent resulting from any claim, demand, action, or other proceeding by a Third Party (each, a “Claim”) arising out of any (a) breach of this Agreement by Recursion, (b) use by Recursion of any H&E Record other than as permitted by this Agreement, (c) gross negligence or willful misconduct of Recursion, or (d) violation of Data Privacy Laws by Recursion in connection with Recursion’s training and development of the TxFM Model, in each case, (a), (b), (c), and (d), except to the extent such Liabilities arise from any matter for which Tempus is responsible for indemnifying Recursion under Section 8.2 (Indemnification by Tempus).
8.2Indemnification by Tempus. Tempus shall indemnify, defend, and hold harmless Recursion and its Affiliates, and each of their respective directors, officers, employees, and agents (collectively, “Recursion Indemnitees”), from and against all Liabilities to the extent resulting from any Claim arising out of any (a) breach of this Agreement by Tempus, (b) use by Tempus of the TxFM Model, any Tempus Improvement or any

derivative thereof (including any Claims based on the accuracy, completeness, performance, reliability, or fitness for purpose of the TxFM Model or any outputs generated therefrom by Tempus and Claims arising from any product or service of Tempus that uses the TxFM Model), or (c) gross negligence or willful misconduct of Tempus, in each case, (a), (b) and (c), except to the extent such Liabilities arise from any matter for which Recursion is responsible for indemnifying Tempus under Section 8.1 (Indemnification by Recursion).
8.3Indemnification Procedure.
8.3.1Notice. If either Party is seeking indemnification under Section 8.1 (Indemnification by Recursion) or Section 8.2 (Indemnification by Tempus) (the “Indemnified Party”), then it will promptly inform the other Party (the “Indemnifying Party”) in writing of the Claim giving rise to the obligation to indemnify as soon as reasonably practicable after receiving notice of the Claim; provided, however, that no delay or failure by the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then only to the extent that, such delay or failure is prejudicial to or otherwise adversely affects the Indemnifying Party.
8.3.2Control. The Indemnifying Party will have the right, exercisable by notice to the Indemnified Party within ten Business Days after receipt of notice from the Indemnified Party of the commencement or assertion of any Claim, to assume the direction and control of the defense, litigation, settlement, appeal, or other disposition of the Claim for which it is obligated to indemnify the Indemnified Party, including the right to settle the Claim solely for monetary consideration, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. During such time as the Indemnifying Party is controlling the defense of the Claim, the Indemnified Party will cooperate with the Indemnifying Party, and will cause its Affiliates and agents to cooperate upon request, in the defense or prosecution of the Claim. If the Indemnifying Party does not notify the Indemnified Party of its intent to defend any Claim within ten Business Days after notice thereof, the Indemnified Party may undertake the defense with counsel of its choice and at the Indemnifying Party’s expense. The Indemnifying Party or the Indemnified Party, as the case may be, will have the right to participate in, but not control, at its own expense and with counsel of its choice, the defense of any Claim assumed by the other Party.
8.3.3Settlement. The Indemnifying Party will not enter into any settlement, consent judgment, or other voluntary final disposition of any Claim that has an adverse effect on the rights of any Indemnified Party hereunder, admits any wrongdoing or fault by an Indemnified Party, or imposes on an Indemnified Party any payment or other liability, without the prior written consent of such Indemnified Party.

8.4IP Infringement Claims. If Tempus becomes subject to a Claim alleging that Tempus’s use of the TxFM Model as permitted under this Agreement infringes, misappropriates, or otherwise violates such Third Party’s Intellectual Property Right (an “IP Infringement Claim”), Tempus shall promptly notify Recursion in writing of such IP Infringement Claim together with reasonable detail regarding the nature of the claim and the Third Party asserting it.
8.4.1Promptly following receipt of such notice, at Recursion’s sole expense, Recursion shall assume control of the defense of such IP Infringement Claim, with counsel selected by Recursion. If Recursion does not assume control of the defense, Tempus may defend the IP Infringement Claim at Recursion’s expense; provided that Tempus shall not enter into any settlement, consent judgment, or other disposition that (a) admits fault or liability on behalf of Recursion or (b) imposes any obligation or restriction on Recursion or its Affiliates, in each case without Recursion’s prior written consent, not to be unreasonably withheld.
8.4.2In addition, Recursion may: (a) procure for Tempus the right to continue using the TxFM Model as permitted hereunder; (b) modify or replace the TxFM Model to make it non-infringing without materially diminishing its functionality for the Licensed Purpose within the Field; or (c) if neither clause (a) nor clause (b) is commercially practicable in Recursion’s reasonable determination, terminate the license granted under Section 2.2 (License Grant to Tempus) and refund to Tempus a pro rata portion of the License Fee corresponding to the unused portion of the Term as of the date of such termination.
THIS SECTION 8.4 (IP INFRINGEMENT CLAIMS) CONSTITUTES TEMPUS’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY IP INFRINGEMENT CLAIM. FOR THE AVOIDANCE OF DOUBT, RECURSION SHALL HAVE NO OBLIGATION TO INDEMNIFY, DEFEND, OR HOLD HARMLESS TEMPUS WITH RESPECT TO ANY IP INFRINGEMENT CLAIM EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 8.4 (IP INFRINGEMENT CLAIMS).
8.5LIMITATION OF LIABILITY. NOTWITHSTANDING ANY PROVISION TO THE CONTRARY SET FORTH IN THIS AGREEMENT, NEITHER PARTY, NOR THEIR DIRECTORS, OFFICERS, EMPLOYEES, OR AGENTS, WILL BE LIABLE TO THE OTHER PARTY FOR ANY LIABILITIES ARISING UNDER OR IN CONNECTION WITH ANY SUBJECT MATTER OF THIS AGREEMENT FOR ANY INDIRECT, PUNITIVE, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES, INCLUDING INCIDENTAL DAMAGES OR LOST PROFITS, EVEN IF SUCH PARTY HAS BEEN INFORMED, SHOULD HAVE KNOWN, OR IN FACT KNEW OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THIS SECTION 8.5 (LIMITATION OF LIABILITY) WILL NOT APPLY TO THE PARTIES’ INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER SECTIONS 8.1 (INDEMNIFICATION BY RECURSION), 8.2 (INDEMNIFICATION BY TEMPUS), OR 8.4 (IP INFRINGEMENT CLAIMS), ANY BREACH OF ARTICLE 6

(CONFIDENTIALITY), ANY BREACH BY TEMPUS OF THE RESTRICTED PURPOSE CLAUSE IN SECTION 2.3 (NO USE BY THIRD PARTIES) OR SECTION 4.2 (TEMPUS IMPROVEMENTS), OR A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITING THE FOREGOING OR THE DISCLAIMERS SET FORTH IN SECTION 5.3 (DISCLAIMERS), IN NO EVENT SHALL RECURSION BE LIABLE FOR ANY DAMAGES, LOSSES, OR LIABILITIES ARISING FROM OR RELATING TO THE ACCURACY, COMPLETENESS, PERFORMANCE, RELIABILITY, OR FITNESS FOR PURPOSE OF THE TXFM MODEL OR ANY OUTPUTS GENERATED THEREFROM, TEMPUS’S USE OF THE TXFM MODEL, OR TEMPUS’S PRODUCTS OR SERVICES DEVELOPED USING THE TXFM MODEL.
ARTICLE 9
AUDIT RIGHTS
        Tempus shall maintain reasonable documentation relating to its use of the TxFM Model, Tempus Improvements, and any Tempus Method Improvements retained by Tempus following termination or expiration of this Agreement, in each case, in sufficient detail to allow Recursion to ascertain whether Tempus is using the TxFM Model and Tempus Improvements in accordance with this Agreement. During the Term and for two years thereafter, within thirty days of Recursion’s written request (but no more than once per year), Tempus shall provide Recursion with access to copies of such documentation solely to confirm that the TxFM Model and Tempus Improvements have been used in accordance with the terms and conditions of this Agreement.
ARTICLE 10
MISCELLANEOUS
10.1Governing Law and Disputes. This Agreement will be governed exclusively by the laws of New York, without regard to its conflict of law principles. The Parties consent to exclusive jurisdiction and venue of the federal and state courts in New York, New York. The Parties will use good faith efforts to work together to resolve any disputes related to this Agreement, using mutually escalating discussions as needed.
10.2Equitable Relief; Cumulative Remedies. Notwithstanding anything to the contrary herein, the Parties will be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach of this Agreement. Without limiting the foregoing, if Recursion determines, whether through an audit conducted pursuant to ARTICLE 9 (Audit Rights) or otherwise, that Tempus’s use of the TxFM Model or any Tempus Improvement is in violation of the use limitations set forth in Section 2.2 (License Grant to Tempus) or Section 2.3 (No Use by Third Parties), Recursion shall be entitled to seek (a) injunctive relief to cease such prohibited conduct and/or (b) specific performance to compel Tempus to fulfill its contractual obligations with respect to such use. The Parties acknowledge and agree that a breach by Tempus of the use limitations set forth in Section 2.2 (License Grant to Tempus) or Section 2.3 (No Use by Third Parties) may cause irreparable harm to Recursion for which monetary damages would be an inadequate remedy. Such remedies will not be deemed to be the exclusive remedies for a breach of this Agreement but will be in addition to all other remedies available at law or in equity. No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.
10.3Force Majeure. Neither Party will be liable for any failure or delay of performance to the extent resulting from a cause outside of its reasonable control, such as natural disaster, strike, fire, pandemic, governmental action, terrorism, or war.
10.4Anti-Corruption. Neither Party has received or been offered any illegal or improper payment, bribe, kickback, gift, or other item of value from an employee or agent of the other Party in connection with this Agreement. The Parties intend for their relationship and interactions under this Agreement to comply with the following: (a) the federal anti-kickback statute (42 U.S.C. § 1320a-7b(b)) and the associated safe harbor regulations; and (b) the limitation on certain physician referrals (Stark Law) (42 U.S.C. § 1395nn). Accordingly, no part of any remuneration provided under this Agreement or any other agreement between the Parties is a prohibited payment in exchange for recommending or arranging for the referral of business or the ordering of items or services, or otherwise intended to induce illegal referrals of business.
10.5Exclusion and Debarment. As of the date of this Agreement and to the best of each Party’s knowledge, neither such Party nor any of its personnel performing obligations under this Agreement: (a) have been the subject of a debarment proceeding under 21 U.S.C. § 335a; (b) are excluded from participation in Medicare, Medicaid, or any other federal or state health care program; or (c) are the subject of any government investigation that could result in such debarment or exclusion. If either Party becomes aware of such an event during the Term with respect to its personnel, it will promptly terminate its relationship with the affected personnel or remove them from performing obligations under this Agreement. If either Party becomes aware of such an event with respect to itself during the Term, it will promptly inform the other Party, and the other Party may immediately terminate this Agreement.
10.6Notices. All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by email (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Recursion, to:	Recursion Pharmaceuticals, Inc. 41 South Rio Grande Street Salt Lake City, UT 84101 Attention: Chief Legal Officer Email: [***]

if to Tempus, to:	Tempus AI, Inc. 600 W Chicago Ave Ste. 510 Chicago, IL 60654 Attention: General Counsel Email: [***]

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice will be deemed to have been given: (a) when delivered if personally delivered or sent by email on a Business Day (or if delivered or sent on a non-Business Day, then on the next Business Day); (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth Business Day following the date of mailing, if sent by certified mail, postage prepaid, return receipt requested.
10.7Assignment. This Agreement is binding upon, and will inure to the benefit of, the successors and permitted assigns of the Parties. Either Party may assign its rights and responsibilities under this Agreement in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of its assets; provided that the assigning Party provides within a reasonable amount of time written notice to the other Party of any such permitted assignment and the assignee agrees in writing to be bound by the terms and conditions of this Agreement. Either Party may also assign its rights and responsibilities under this Agreement to an Affiliate; provided that such Affiliate agrees in writing to be bound by the terms and conditions of this Agreement. Any other purported assignment is void.
10.8Use of Name and Marks. To the extent legally required and subject to redaction of information that is not required to be disclosed, each Party has the right to make public statements regarding the existence of this Agreement and an accurate description of the subject matter hereof without the consent of the other Party. Neither Party may use the other Party’s name or marks for any other purpose without the other Party’s advance written consent. Any approved use of the other Party’s logo must be in the approved form and subject to any usage guidelines provided by the other Party.
10.9Independent Contractors. The Parties are independent contractors. This Agreement does not create a partnership, franchise, joint venture, agency, fiduciary, or employment relationship between the Parties.

10.10Entire Agreement; Amendments and Waiver. This Agreement, together with Exhibit A (H&E Record Features) and Exhibit B (H&E Records Delivery Terms) hereto, contains the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous discussions, representations, and agreements, oral or written, between the Parties. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto. Failure to enforce any term of this Agreement is not a waiver.
10.11Severability. If any provision in this Agreement is held invalid or unenforceable, the remainder of the Agreement will remain enforceable to the fullest extent permitted by law, so long as such change does not materially change the cost or benefit of the Agreement to a Party.
10.12Counterparts. This Agreement may be executed in any number of counterparts, each of which is deemed an original and all of which taken together constitute the Agreement.
10.13Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.
10.14Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.
10.15No Third Party Beneficiaries. No provision of this Agreement may be deemed or construed in any way to result in the creation of any rights in any person not a Party to this Agreement.
10.16Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, or Exhibit will be deemed to be a reference to an Article, Section, subsection, paragraph, clause, or Exhibit of or to, as the case may be, this Agreement, unless otherwise indicated. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular will include the plural, and vice versa, (d) the words “including,” “includes,” “include,” “for example,” and “e.g.,” and words of similar import, will be deemed to be followed by the words “without limitation,” (e) the word “or” will be interpreted to mean “and/or,” unless the context requires otherwise, and (f) the word “will” will be construed to have the same meaning and effect as the word “shall” and vice versa.
10.17Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement, including the filing of additional assignments, agreements, documents and instruments, as the other Party may at any time and from time-to-time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

RECURSION PHARMACEUTICALS, INC.		TEMPUS AI, INC.

By:	/s/ Najat Khan	By:	/s/ Ryan Fukushima
Name:	Najat Khan	Name:	Ryan Fukushima
Title:	CEO and President	Title:	CEO Data & Apps